SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 27, 2014

Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:   (904) 737-0811

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Richard L. Walters Appointed Body Central Corp. Chief Financial Officer
Effective June 30, 2014, Richard L. Walters, age 62, was appointed to serve as Chief Financial Officer of Body Central Corp. (the "Company").
Mr. Walters previously served as the Company’s Executive Vice President, Treasurer and Chief Financial Officer from January 2007 to September 2011, prior to retiring in 2011.  From 2001 until 2006, Mr. Walters was the Chief Financial Officer of Hearing Healthcare Management, Inc., a retailer of hearing products and services, in Columbus, Ohio. Prior to that, from 1985 until 2000, Mr. Walters served as Vice-President of Finance of Value City Department Stores, Inc., a discount department store chain with more than 150 stores. Mr. Walters received a B.S. degree in accounting in 1975 from the Ohio State University and his CPA license in 1978.
In connection with his appointment as Chief Financial Officer, it is expected that Mr. Walters and the Company will enter into an employment agreement.  Terms for such agreement are currently being negotiated.
Thomas W. Stoltz
Effective as of June 27, 2014, Thomas W. Stoltz resigned as the Chief Operating Officer, Chief Financial Officer and Treasurer of the Company.  Mr. Stoltz will continue to serve the Company for a limited time to assist in the transition. Mr. Stoltz and the Company are currently negotiating terms of severance.
New Director/Chairman
Effective June 30, 2014, Fred Lamster was appointed to the Board of Directors and named Chairman of the Board. Mr. Lamster has served since July 2013 as the Company’s Senior Vice President, Human Capital. On June 30, 2014, Mr. Lamster resigned his position as Senior Vice President, Human Capital effective July 16, 2014. Mr. Lamster has extensive retail clothing experience and joined the Company from Delta Galil, where he was Senior Vice President of Human Resources. His previous experience includes Senior Vice President of Charming Shoppes, Senior Vice President Human Resources at Southpole, Senior Vice President of Human Resources at Aeropostale, and multiple leadership roles at the Limited Brands. Mr. Lamster received a master’s degree and Ph.D. in American Civilization from Brown University and a B.A. from Queens College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

July 2, 2014	By:	/s/ Timothy J. Benson
Timothy J. Benson
Senior Vice President, Finance and Secretary